Exhibit 10.1

[English Translation of Original Icelandic Language Document]

Purchase Agreement

1. PARTIES

Vetrargardurinn ehf., State Reg. No. 581201-2490, of Sturlugata 8, Reykjavík, hereinafter referred to as the Seller, promises to sell, and Festing ehf., State Reg. No. 550903-4150, of Kringlan 4-12, Reykjavík, hereinafter referred to as the Buyer, promises to buy, the property at Sturlugata 8 in Reykjavík, as further detailed in this Agreement.

2. DESCRIPTION OF THE PROPERTY

The property consists of the real estate at Sturlugata 8, Reykjavik, with all appurtenances, including land rights; the real estate is situated on 18,271 m2 of leased land. The fixed registration number of the real estate is 225-6085. The real estate consists of a 15,228.6 m2 of research and office premises, together with two parking facilities, Reg. No. 225-6071 and 225-6072, in addition to gas storage facilities, Reg. No. 226-6837, according to the records of the Icelandic Valuation Office.

3. PRICE AND DELIVERY

The agreed price of the property is ISK 3,400,000,000, – three thousand and four hundred million Icelandic krónur – to be paid in cash on 31 March 2005. The property is to be delivered free of liens; there are currently three general bonds registered on the real estate, of which the seller is the bearer, ranking from 1-3; the Seller will transfer these securities for the Buyer’s use concurrently with the execution of this Agreement.

The Buyer will pay all taxes and dues on the property from the date of delivery and receive all revenues from the property from the same day.

4. PREMISES OF THE AGREEMENT

It is understood that the property is in good condition on delivery, taking into consideration its age and the use for which the property is intended, and the Seller will ensure that there are no unfulfilled requirements from any regulatory authorities regarding improvements to the property, which shall meet all conditions made by any public authorities regarding the property.

5. CONVEYANCE OF TITLE

A conveyance of title will be issued on 1 April 2005, when the parties have discharged their obligations hereunder.

6. OTHER.

Concurrently with the execution of this Agreement, the parties enter into a Lease Agreement concerning the property, which is a premise for the conclusion of this Agreement and forms an integral part hereof.

On the signature of this Purchase Agreement a transcript has been made available from the register of liens, dated 29 March 2005, as well as a certificate from the Valuation Office of Iceland of the same date. Also in evidence is a copy of the site lease agreement, together with a copy of an officially registered statement and an encumbrance dated 21 December 2001, relating to rights held by the University of Iceland.

This Purchase Agreement is grounded in Act No. 40/2002, on the Sale of Real Estate. The Buyer will pay all public charges relating to this Purchase Agreement, including stamp duties and registration fees. Any dispute arising in respect of this Agreement shall be conducted before the District Court of Reykjavík.

In witness of the above, the Buyer and the Seller have signed this Agreement in the presence of witnesses.

Reykjavík, 29 March 2005

For Vetrargardurinn ehf.	For Festing ehf.

Tómas Sigurdsson [sign]	Jóhann Halldórsson [sign]

Witnesses to the correct date and signatures

Ingvi Hrafn Óskarsson [sign]

Eiríkur Benónýsson [sign]